Erez Asset Management, LLC
270 North Avenue, Suite 404
New Rochelle, NY 10801

November 6, 2023

Mr. David Holeman
Chief Executive Officer
Whitestone REIT
2600 South Gessner, Suite 500
Houston, TX 77063

Via email: dholeman@whitestonereit.com

Dear David,

I am writing to you as a fellow shareholder, and as the former President and CEO of Cedar Realty Trust, previously a publicly traded shopping center REIT similar in size to Whitestone ("WSR"). I saw the report by Bloomberg that you were approached about selling Whitestone and would urge you to consider a more attractive alternative.

My colleagues and I have visited most of your assets, and we have spent a considerable amount of time performing due diligence on and underwriting your portfolio. Our underwriting indicates that your assets are worth at least $16/share, clear evidence that WSR trades at a profound discount to its NAV. As such, we believe that in an orderly and well-managed corporate unwind scenario whether a sale of assets or of the company outright, WSR shareholders can possibly realize approximately $14 per share (or more), after transaction expenses.

You may be aware that I helped execute such a process at Cedar, which resulted in a roughly 70% return to our shareholders over the course of about a year. In this process, I oversaw the orderly monetization of Cedar's assets while running a full company sale process in parallel. We are confident that Whitestone's shareholders would benefit from a similar strategy and would urge you and your Board of Directors to give it serious consideration.

We are eager to assist you in this endeavor, to achieve an optimal outcome. I realize the instinctive reaction might be to resist someone who seeks to insert himself into your business; however, I hope that you will recognize that as a participant in the REIT industry for over two decades I am qualified to suggest this as the best approach for Whitestone, and to help you execute it.

To be clear, this correspondence is not meant as a criticism of you, your board, or the management team. In fact, not long ago I was in a very similar position to the one you find yourself in today. I sincerely hope that you will embrace the view – as I did – that the challenge of maximizing value for the shareholders of a small market cap REIT such as Whitestone can only be surmounted, as a practical matter, through a well-executed portfolio monetization or change of control transaction.

I hope we can have a cordial conversation in the coming days on this topic. I can be reached at bschanzer@erezassetmgmt.com or at [redacted]

I look forward to your prompt response.

Sincerely,

Bruce Schanzer
Chairman, Erez Asset Management, LLC

cc: David Taylor (via email) – dtaylor@lockelord.com